Exhibit 10.15

Summary of Compensation Arrangements for Nonemployee Directors

The Company’s nonemployee directors are as follows:  Donald G. Calder, Robin S. Callahan, Paul J. Choquette, Jr., Peter L.A. Jamieson, Peter F. Krogh, Anthony W. Ruggiero, Lawrence A. Sala, Eriberto R. Scocimara and Magalen C. Webert.

For 2004, the annual fee paid to each nonemployee director was $35,000.  In addition, a $5,000 annual attendance fee is paid to each nonemployee director who attends at least 75% of the aggregate of (i) the total number of Board of Directors meetings which he or she is eligible to attend, and (ii) all meetings of committees of the Board on which the director serves.  For 2004, each nonemployee director attended at least 75% of such meetings and received a $5,000 annual attendance fee.

The Board has standing Executive, Audit, Compensation, Pension and Benefits and Corporate Governance and Nominating Committees.  During 2004, Committee fees paid to the nonemployee directors were as follows:

Nonemployee Director	Amount

Donald G. Calder	$30,000
Robin S. Callahan	30,000
Paul J. Choquette, Jr.	30,000
Peter L.A. Jamieson	20,000
Peter F. Krogh	25,000
Anthony W. Ruggiero	25,000
Lawrence A. Sala	15,000
Eriberto R. Scocimara	30,000
Magalen C. Webert	15,000

In addition, on February 4, 2004, each nonemployee director received an option to acquire 1,000 shares of the Company’s common stock at an option price of $57.07, which was equal to the closing market price of the shares on the date of grant.  On February 2, 2005, each nonemployee director received an option to acquire 1,000 shares of the Company’s common stock at an option price of $64.18, which was equal to the closing market price of the shares on the date of the grant.  All options expire ten (10) years following the date of grant.

Under the Deferred Compensation Plan for Nonemployee Directors, each nonemployee director is entitled to defer up to 100% of his or her annual retainer and meeting fees.  Each participant can direct the “deemed investment” of his or her account among the different investment funds offered by the Company from time to time.  Initially, the investment options include (i) a fixed rate fund and (ii) Share equivalent units.  All amounts held under the Deferred Compensation Plan are 100% vested amounts credited to a participant’s account and generally will be paid or commence to be paid after the participant terminates service as a director.  At the participant’s election, payments can be made in a lump sum or in quarterly installments.  Payments under the Deferred Compensation Plan are made in cash from the Company’s general assets.   For the period January 1, 2004 to December 31, 2004, the fixed rate fund accrued interest at six percent (6%) per annum and the aggregate interest accrued for all participants in the Deferred Compensation Plan was $38,136.